PROVIDIAN FINANCIAL CORPORATION STOCK OWNERSHIP PLAN

                      Amended and Restated October 21, 1998

                            Effective January 1, 1999

              Terms for Participation by Non-Employee Directors of
                   Providian National Bank and Providian Bank



     1. Eligibility. Each Non-Employee Director of Providian National Bank and Providian Bank who is not also an employee of Providian Financial Corporation ("Providian"), Providian National Bank, Providian Bank or any other affiliate of Providian (a "Non-Employee Bank Director") shall be granted Nonrestricted Stock and Restricted Stock in accordance with the terms and conditions contained in this Appendix. Capitalized terms not otherwise defined herein shall have the meaning given to them in the Plan.

     2. Participation Elections. Each Non-Employee Bank Director may elect to receive shares of Nonrestricted Stock under the Plan in lieu of payment of a portion or all of his or her annual retainer, excluding any committee chair retainer. Such an election may be for any percentage of the Non-Employee Bank Director's annual retainer equal to or greater than 25% of such annual retainer, up to a maximum which shall initially be 50% and may be changed from time to time with the approval of the Chief Executive Officer of Providian. The election must be made prior to the beginning of the annual calendar year Board cycle (the "Board Cycle"). Any amount of the annual retainer not elected to be received in Nonrestricted Stock shall be paid in cash.

     3. Grants of Nonrestricted Stock. On a quarterly basis during a Board Cycle, each participating Non-Employee Bank Director shall be granted a number of shares of Nonrestricted Stock having a fair market value, determined by averaging the high and low per share trading prices of the Common Stock on the New York Stock Exchange ("NYSE") on the date of grant ("Fair Market Value"), equal to 25% of the amount of the annual retainer elected to be received in Nonrestricted Stock for such Board Cycle, rounded down to the nearest full share. The date of grant shall be the first day of each quarter of the Board Cycle on which the Common Stock is traded on the NYSE. For this purpose, a quarter of the Board Cycle shall be the period of three months commencing each January 1, April 1, July 1 and October 1.

     4. Grants of Matching Restricted Stock. Each Non-Employee Bank Director receiving a grant of Nonrestricted Stock hereunder shall also be granted, on the date of grant of the Nonrestricted Stock, a number of shares of Restricted Stock having a Fair Market Value equal to one-sixteenth (1/16) of the Non-Employee Bank Director's annual retainer for the full Board Cycle with respect to which the Nonrestricted Stock is granted, rounded down to the nearest full share.

     5. Corresponding Shares. For purposes of the Plan, a number of shares of Nonrestricted Stock granted under paragraph 3 equal to the number of Restricted Shares granted on the same date under paragraph 4 shall be deemed to be "corresponding shares" as referred to in Sections 7.a, 8.c and 9.c of the Plan. Any additional shares of Nonrestricted Stock granted at such time shall not be corresponding shares.

     6. Restrictions. Shares of Restricted Stock and corresponding shares of Nonrestricted Stock granted hereunder shall be subject to the restrictions and other applicable limitations set forth in the Plan. For such purposes, the Restricted Period applicable to fifty percent (50%) of the shares under each grant of Restricted Stock shall be three (3) years from the first day of the Board Cycle to which the election to receive shares of Nonrestricted Stock corresponds (the "Vesting Commencement Date"). The Restricted Period for the remaining fifty percent (50%) of the shares under each grant of Restricted Stock shall be six (6) years from the Vesting Commencement Date.

     7. Other Terms. Shares of Nonrestricted Stock and Restricted Stock granted hereunder to Non-Employee Bank Directors shall otherwise be subject to the terms of the Plan applicable to Non-Employee Directors or to Participants generally (other than provisions specifically applying to Employee Participants).